Exhibit 99.1

Q3 2023 Earnings Call

•	Event Details

Date: 2023-11-07

Company: Cytek Biosciences, Inc.

Ticker: CTKB-US

•	Company Participants

Paul Goodson - Cytek Biosciences, Inc., Head-Investor Relations

Wenbin Jiang - Cytek Biosciences, Inc., Co-Founder, Chief Executive Officer & Chairman

Patrik Sebastian Jeanmonod - Cytek Biosciences, Inc., Chief Financial Officer

•	Other Participants

David Westenberg - Analyst

Steven Mah - Analyst

Matthew Sykes - Analyst

Andrew Cooper - Analyst

MANAGEMENT DISCUSSION SECTION

Operator

Good day, and thank you for standing by. Welcome to the Cytek Biosciences Third Quarter 2023 Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speakers’ presentation, there will be a question-and-answer session. To ask a question during the session, you will need to press star 1 1 on your telephone. You will then hear an automated message advising your hand is raised. To withdraw the question, please press star 1 1 again. Please be advised that today’s conference is being recorded.

I would now like to hand the conference over to your speaker for today, Paul Goodson, Head of Investor Relations. Paul, please go ahead.

Paul Goodson

Thank you, operator. Earlier today, Cytek Biosciences released financial preliminary results for the quarter ended September 30, 2023. If you haven’t received this news release or if you’d like to be added to the company’s distribution list, please send an e-mail to investors@cytekbio.com. Joining me today from Cytek are Wenbin Jiang, the CEO; and Patrik Jeanmonod, CFO.

Before we begin, I’d like to remind you that we will make statements during this call that are forward-looking statements within the meaning of the federal securities laws, including statements regarding Cytek’s business plans, strategies, opportunities and financial projections. These statements are based on the company’s current expectations and inherently involve significant risks and uncertainties that could cause actual results or events to materially differ from those anticipated.

Additional information regarding these risks and uncertainties appears in the section entitled forward-looking statements in the press release Cytek issued today and in Cytek’s SEC filings, including the upcoming Form 10-Q that is expected to be filed with the SEC on Thursday, November 9, 2023.

This call will also include a discussion of certain financial measures that are not calculated in accordance with Generally Accepted Accounting Principles. Reconciliation to the most directly comparable GAAP financial measure may be found in today’s earnings release submitted to the SEC. Except as required by law, Cytek disclaims any duty to update any forward-looking statements, whether because of new information, future events or changes in its expectations. This conference call contains time-sensitive information and is accurate only as of the live broadcast, November 7, 2023.

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I would like to mention that Cytek will be hosting a number of flow cytometry events over the coming months. While these are primarily geared to our scientific user base, they may be of interest to our analysts and investors alike.

These include the Cytek reveal roadshow, which is currently underway, several Cytek user group meetings and a variety of industry conferences, where we will have a product booth and will be sponsoring user outreach events. These events offer an opportunity for you to interact with uses of our technology and get their comments directly on why they chose Cytek. We have a limited number of spaces to accommodate members of the financial community, so if you are interested in attending, please contact me.

With that, I will turn the call over to Wenbin.

Wenbin Jiang

Thanks, Paul, and welcome, everyone, to our third quarter conference call. On the call today, I will discuss our results for the third quarter as well as our progress across our four key strategic pillars to drive growth. Then I will turn the call over to Patrik for a more detailed look at our financials and update on our outlook for 2023 before we open it up for Q&A.

Starting with our third quarter results. Against, a difficult macro environment, we achieved $48.0 million of total revenue, representing growth of 19% year over year. This included approximately $6.8 million of revenue from the product line acquired from the product line acquired from Luminex.

Excluding acquisition related revenue, our organic revenue was $41.2 million, a 2% increase year-over-year. We are pleased with the continued growth we saw in the third quarter from our reagent portfolio and services areas that we expect to be leading growth drivers for our business in the future. This positive trend is a testimony to the strong utilization of our instruments and the flywheel effect attached to them.

In the third quarter, like many other companies, we were not immune to the increasing headwinds within our industry where we experienced extended sales cycle and order delays. We expect this pressure to persist into the fourth quarter.

As a result of these factors, we expect full-year revenue from our organic business to be approximately flat versus the prior year and $25 million to $30 million of revenue contributions from the business acquired from Luminex.

Taken together, we expect full-year revenue in the range of $188 million to $192 million, representing growth of 15% to 17% over the prior year. Patrik will provide more detail on our financial results momentarily.

Despite this challenging backdrop, I’m pleased with our team’s commitment to adapt and navigate this evolving environment. We remain focused on driving our product strategy forward and delivering commercial growth at profitable levels across our diversified revenue streams. We believe that the underlying interest in our Full Spectrum Profiling, or FSP, technology continues to be high, and we are making good progress with both new and existing customers in our pipeline.

We are addressing well-established markets across the scientific community where there is a large need for tools beyond the conventional. We are well-positioned to meet this demand as an industry leader, offering an expansive product portfolio, purpose-built to advance next-generation cell analysis.

To deliver on our long-term objectives, we continue to focus our business on four key pillars: instruments, applications, bioinformatics, and clinical.

Starting with instruments, during the third quarter, we placed 119 instruments from our organic Cytek portfolio, resulting in an installed base of 1,997 Cytek instruments, excluding the installed instruments of Amnis imaging and Guava microcapillary product lines acquired from Luminex.

We experienced the slower growth in organic instrument sales in the third quarter due to more conservative customer spending patterns and experienced the purchasing delays as a result. Despite this, we believe that customer interest in our proven instrument portfolio continues to be strong and we remain focused on driving adoption. Longer term, we believe this growing installed base will provide us with a receptive market for new instruments that we intend to launch in the future.

I would like to turn next to applications, which includes our reagents and kits, where we continue to see strong performance. Importantly, with increasing instrument placements, we expect this positive trend to continue with higher pull-through of consumables down the road. Our reagents and kits are optimized for use on our instruments, which helps make the user’s job easier, faster and more accurate. In addition, our scientists have created new reagents that have pushed the boundaries of the spectral response, further strengthening their performance and their utility to our customers. We continue to actively collaborate with our partners to broaden our reagent portfolio and develop application-specific kits. We are committed to continuously expanding our portfolio of clinical reagents, aligning with our overarching mission to provide comprehensive solutions for our customers.

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To that end, we expect to launch a new product, Cytek Orion, a smart cocktail reagent mixer, in the fourth quarter. This new reagent cocktailing technology simplifies and accelerates laboratory workflow, helping assure consistent experimental results, saving time and reducing reagent waste. We showcased our technology at recent industry conferences, and encouragingly, customers were very interested in this offering. The launch of our Cytek Orion reagent mixer is part of our strategy to expand our menu of applications and products that both accelerate research and provide deeper insights for our existing customers and new customers alike.

The breadth of applications for our instruments and reagents can also be seen across the wide range of peer-reviewed publications that include our technology. In the third quarter, there were 171 new peer-reviewed publications mentioning Cytek, bringing the all-time number of publications to 1,482. The increasing number of peer-reviewed publications that showcase our products reflects the growing acceptance of Cytek’s innovative solutions among researchers, as they continue to leverage our technology to propel scientific advancements.

Bioinformatics is our third strategic area. A key part of our bioinformatics strategy is enabling our customers to streamline their experiment workflow. We have reported to you before that user engagement and demand for the Cytek Cloud, launched late last year, has been doing exceptionally well. At present, there are, on average more than 2 Cytek Cloud users per installed Cytek instrument.

Cytek Cloud’s digital ecosystem offers a comprehensive suite of spectral panel design tools, seamlessly integrated into a centralized platform forming a unified ecosystem. This cutting-edge solution empowers researchers to prepare and optimize their experiments remotely, streamlining the process from panel design to data acquisition.

The demand for the Cytek Cloud is being driven by researchers’ desire to collect more data from every cell they analyze, which has been made possible by the advanced capabilities Cytek’s FSP instruments and reagents has brought to researchers. This is resulting in the need for increasingly larger reagent panels to gather more biological insights, often from samples that are rare and/or very limited in size. These larger panels result in much more data, which creates more complexity across the entire lab workflow, from panel design to data acquisition, to data analysis.

The faster time to insight and ability to analyze larger data sets is extremely valuable across a broad range of research applications, from immunology to oncology, infectious as well as inflammatory diseases. We believe Cytek Cloud provides a powerful reason for new user adoption and for existing users to continue using our instruments and reagents.

Turning to our clinical opportunity, as a reminder, several of our products are approved for clinical use in both China and the EU. Our most common sale for clinical applications is the Northern Lights-CLC system, accompanied by our growing cFluor reagent product portfolio. In both China and the EU, the clinical market is an attractive business opportunity for Cytek.

In the EU, we remain ahead of the curve on any updates to the European IVDR regulation and are pleased to announce that our Cytek Northern Lights-CLC system is compliant with the most recent regulation. Additionally, our SpectroFlo QC beads are now IVDR certified, bringing both the instrument and the beads together as part of the IVDR system solution.

This past September, it was great to see our IVDR system solution showcased at the European Society for Clinical Cell Analyses annual conference by one of our early adopters, Dr. Manuel Ramirez. He is the Director of the Unit for Cell & Gene therapies at the University of Niño Jesus and focuses on translational research in pediatric cancers. Dr. Ramirez had tested the Northern Lights-CLC spectral flow cytometer on patients with leukemia at diagnosis and during therapy when marrows are deeply affected by chemotherapies. At the conference, Dr. Ramirez highlighted the use of Northern Lights-CLC in his research and his confidence in gaining the maximum levels of information out of samples from workflows. We were pleased to see one more example of our technology being leveraged to drive forward advancements in scientific research.

Within the U.S., we are continuing to develop our application to the FDA for 510k clearance of our products to be used in clinical applications. We believe our powerful FSP platform, if FDA cleared, will bring clinical diagnostics labs unparalleled efficiency and analytical power, thus providing a benefit to patients by giving doctors a rapid, clearer and more detailed view of each patient’s condition.

Further, in the third quarter, we received our ISO 13485 Quality Management System certification of our headquarters and manufacturing operations in Fremont, California to produce our flow cytometers, reagents and accessories. This certification bolsters our plans to focus on the translational and clinical markets and sends a strong signal to customers in these segments that we are committed to serving them, taking every step necessary to responsibly do so in the future.

Lastly, I want to provide an update on our integration of the Amnis and Guava product lines we acquired from Luminex on February 28th. As a reminder, we completed the cross-training of our sales force by the end of the second quarter and the conversion of the Amnis manufacturing facility to our control around the same time. During the third quarter, we completed the transition of the manufacturing of Guava instruments from Luminex’s Austin Texas facility to Cytek’s WuXi China location. Our only remaining integration task is to complete the cross-training

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of our service personnel on the instruments new to them. We expect to finish the cross-training of the service team by the end of the fourth quarter. This important step will position us to take full advantage of the efficiencies in operating our service organization that we envisioned when we made the acquisition. The flow cytometer community has shown tremendous activity in adding imaging to their applications. To meet this growing interest, we plan to release an updated version of our Amnis AI analysis software in the first half of 2024 to take full advantage of the industry-leading image quality from our ImageStream.

Overall, we are seeing the value of the Luminex acquisition both in the near and over the long term.

With that, I will now turn the call over to Patrik for more details around our financials.

Patrik Sebastian Jeanmonod

Thanks, Wenbin.

Total revenue for the third quarter of 2023 was $48 million dollars, a 19% increase over the third quarter of 2022. This included approximately $6.8 million dollars of revenue from the products and services acquired from the Luminex transaction, which closed on February 28th.

Organic revenue, excluding the acquired products and services, was $41.2 million, an increase of 2% compared to the same period of 2022.

As Wenbin mentioned, we are continuing to experience extended sales cycles and order delays. While the macro environment was challenging during the third quarter, we did experience strength in recurring revenue, including reagent and service revenue.

Gross profit was $27.2 million for the third quarter of 2023, an increase of 1% compared to a gross profit of $26.9 million in the third quarter of 2022. Gross profit margin was 57% in the third quarter of 2023, compared to 66% in the third quarter of 2022. Adjusted gross profit margin in the third quarter of 2023 was 59% compared to 68% in the third quarter of 2022, after adjusting for stock-based compensation expense and amortization of acquisition-related intangibles.

Operating expenses were $33.6 million for the third quarter of 2023, a 32% increase from $25.5 million in the third quarter of 2022. The increases in operating expenses were primarily due to expenses related to increased headcount from the Luminex acquisition and personnel-related expenses across sales and marketing, research and development and general administrative. These expenses included an increase in trade shows and other sales.

Research and development expenses were $11.2 million for the third quarter of 2023 as compared to $8.7 million for the prior year period.

Sales and marketing expenses were $12.1 million for the third quarter of 2023 as compared to $8.8 million for the prior year period, reflecting the addition of our new team members from Luminex. While sales and marketing as a percentage of revenue is up this quarter, over time we expect that this ratio will decline as our revenue growth trajectory recovers and our sales and marketing investment is spread over a larger revenue base.

General and administrative expenses were $10.4 million for the third quarter of 2023 as compared to $8.0 million for the prior year period.

Loss from operations was $6.4 million for the third quarter, compared to an income from operations of $1.4 million for the third quarter of 2022. The net loss after tax in the third quarter of 2023 was $6.5 million compared to net income after tax of $1.6 million in the third quarter of 2022. Additionally, adjusted EBITDA in the third quarter of 2023 was positive $3.7 million compared to positive $7.3 million in the third quarter of 2022, after adjusting for stock-based compensation expense.

Cash, cash equivalents, and short-term investments were $288 million as of September 30, 2023. Our strong balance sheet, free from external financial needs, underscores our organization’s vitality. With healthy cash reserves and a profitable track record, we continue to operate from a position of strength that enables our global growth efforts.

One important use of our cash position has been to repurchase our stock, following the $50 million repurchase authorization we announced in May of this year. During the third quarter, we repurchased approximately $8.4 million worth of Cytek stock in open market transactions. Shares repurchased under this program are cancelled, leaving us with approximately 135 million shares outstanding as of September 30, 2023.

Now, turning to our guidance for 2023, which Wenbin reported at a high-level earlier. We are continuing to see market pressures affecting our revenue expectations, including order delays across North America, economic challenges in China, and elongated sales cycles across geographies. Taking these factors together, we expect our full year revenue to be in the range of $188 million to $192 million, representing overall growth of 15 to 17% over full year 2022. We expect this to be composed of approximately flat organic revenue versus the prior year and revenue from the acquired Luminex business to be in the range of $25 million to $30 million.

As we look ahead, we are anticipating some softness in our top line to persist into 2024 due in part to the longer sales timelines we are experiencing. While it is too early to provide our specific outlook for next year, we continue to keep a close eye on the dynamic global market conditions.

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We are also diligently focused on improving operational efficiencies across our business and aligning our overall cost structure to ensure that we remain an agile organization in the best possible position to drive growth and deliver profitability.

With that, I would turn it back over to Wenbin.

Wenbin Jiang

Thanks, Patrik. I want to close by thanking our Cytek team for their unwavering dedication to delivering cutting- edge tools, reagents and the software to advance the next generation of cell analysis.

While we are facing near-term headwinds, our financial strength and organizational commitment positions us to successfully weather through these times. We continue to be excited by the significant opportunities ahead to drive adoption of our expansive and growing product portfolio.

I’m confident that we are fundamentally well positioned to drive our mission forward with continued execution across our key strategic pillars and a focus on delivering profitable growth. I want to thank everyone for joining today’s call, and we will now open it up for questions. Operator?

QUESTION AND ANSWER SECTION

Operator

Thank you. At this time, we will conduct a question-and-answer session. As a reminder, to ask a question, you will need to press star 1 1 on your telephone and wait for your name to be announced. To withdraw your question, please press star 1 1 again. Please stand by as we compile the Q&A roster.

The first question comes from the line of David Westenberg of Piper Sandler. David, please go ahead.

Analyst: David Westenberg

Question – David Westenberg: Hi. Thank you for taking the question. So I just wanted to give a little bit of sense for the competitive environment, whether or not you’re seeing anything out there, whether it be maybe cheaper traditional flow cytometers or maybe full spectrum flow cytometers. Just anything on the competitive landscape that tells us, the instrument is doing great from like that kind of perspective, this really is a lot more a broader market kind of situation.

Answer – Patrik Jeanmonod: Yeah. Dave, thanks for asking the question. It’s Patrik. So we continue to see demand for our instruments, and I don’t know if this environment, as you define it keeper, is a right definition considering that we see continued demand from biotech pharma and academia. While this quarter was a little softer than expected, we still remain very positive about the continued demand for the full spectrum technology that Cytek is selling.

Answer – Wenbin Jiang: Yeah. One of the indications we have seen is based on our pipeline, we are clearly seeing more cases going cold instead of being lost. Our win-loss ratio remain constant, not really changing over the time. So this just means, the impact is mostly due to the macro environment.

Question – David Westenberg: Got it. So any, I mean, traditionally right – is the right way to think about it, you have a flow cytometer. You know, you have a 5 to 7-year kind of replacement CapEx cycle, you know. If we’re seeing softness kind of in 2023 to 2024. But really, I mean, like you would be going at the end of the capital equipment cycle. Is that kind of the right way to think about it as we think about the long-term, you know, demand for the instrument? Thank you.

Answer – Wenbin Jiang: I think we continuously of course, we see returning customer. We also see new customers in our space and that demand certainly is still out there. But on the other hand, as you know, due to the high interest rate and when customers are making a decision when to purchase, this is a part of the consideration they have and basically try to delay their purchase decisions as long as they can, right? So this is impacting how we perform, obviously, here.

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Question – David Westenberg: Okay. Got it. I’ll maybe just ask one more on again – on the kind of this product demand side. Is there – do you offer anything kind of on a little bit more reagent or financing options with – in order to help them with kind of the capital purchase cycle? Any kind of clever ways to think about that kind of thing over the next couple of years to help drive demand and given the high interest rate environment? Thank you.

Answer – Wenbin Jiang: A great question. In fact, we are indeed looking at this option. As you know, we have a strong cash flow and balance – on our balance sheet. And this potentially is a possibility that we can help our customers make their decisions with – regarding their purchase.

Question – David Westenberg: Okay. Thank you.

Operator

One moment for your next question. The next question comes from the line of Steven Mah of TD Cowen. Steven, please go ahead.

Analyst: Steven Mah

Question – Steven Mah: Oh, great. Thanks for taking the questions. Patrik, looking at the new guide, if I’m doing my math right, it looks like it’s going to be maybe a slightly down to flat sequential quarter-over-quarter, Q3 to Q4.

On the last call, you said the cadence of revenues will be – would be heavily skewed to the back half of the year. Could you give us some color on what happened? Was there some orders that got pushed back? And what do you think of those pushed back orders? Will they come back eventually or are they going to be lost?

Answer – Patrik Jeanmonod: Yeah. So, the fourth quarter is going to be up from the third quarter. So we expect the fourth quarter to be up from where we landed in Q3, so that’s the number one. What we – what we’ve seen in Q3 is a little bit of softness in the – in the academia segment, which typically is strong on the third quarter. We’ve also seen a little bit of softness in the biotech. We had expected a slightly stronger push on that side. While we are not expecting to lose a lot a lot into next year, we expect Q4 to be stronger than Q3.

Question – Steven Mah: Okay, great. Thanks. And then, you know, something that Wenbin said, you know, the customer interest is still strong. You know, can you help us, you know, reconcile what that means? Does it mean that, you know, the sales cycle really is just being extended and you’re not actually losing business but just being delayed? Is that what your sense is? Just want to reconfirm that.

Answer – Wenbin Jiang: Yeah. This is exactly what we mean. It’s not really being lost. And what I have indicated earlier, like our win-loss ratio remained constant. So this just means and it takes some more time for a customer to make a decision in today’s macro environment, especially when we talk about a really expensive high-cost capital expenditure.

Question – Steven Mah: Okay. Got it. And if I could sneak one last one in, on your stock buyback thinking, you know, how do you balance considering the buyback stock with your M&A strategy and potentially keeping some dry powder? Thank you.

Answer – Wenbin Jiang: Definitely, we’re going to continue to be aggressive with regarding to the stock buyback. And as you can see and we authorized the $50 million. So far, we spent about $10 million and we still have $40 million being authorized, which we will do this aggressively during the open window.

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Steven Mah: Great. Thank you.

Operator

One moment for your next question. The next question comes from the line of Matt Sykes from Goldman Sachs. Matt, please go ahead.

Analyst: Matthew Sykes

Question – Matthew Sykes: Hi. Good afternoon. Thanks for taking my questions. If I could just drill down a little bit on the comments you made regarding China, it’s obviously well known, that’s been a weak spot for many of the companies in the sector. Any additional color you can provide on what you’re seeing in China and if there’s any particular instrument category there that you’re finding that weakness? Is it similar to the delays and push-outs and lengthening of the sales cycle? Is there something else going on in China relative to what you’re seeing in the rest of the world?

Answer – Wenbin Jiang: Yeah. As you can see, we did very well in Q1 and Q2 in China. But Q3, I think, due to the anti-corruption drive over there, many tenders got delayed and some of those are continued to be delayed. We don’t know if it’s going to come back in Q4 or until later quarter, actually maybe Q1 next year. This is something we are working on. And definitely, this is something not being expected. When we got into the Q3, it’s impacting how we performed over there.

Question – Matthew Sykes: Got it. And just to follow up on that, I’m not aware of any, but just any incremental color you’re hearing on value-based procurement and how that might affect flow cytometry? I know it’s – you do some clinical work there and so obviously concentrating on other assays, but any impact to your business that you might see from that dynamic?

Answer – Wenbin Jiang: You mean clinical in China?

Question – Matthew Sykes: Yeah, just the value-based procurement programs that are rolling out, just any potential headwind you see from that at all, or is it you feel like you’ll be relatively unaffected?

Answer – Wenbin Jiang: No. Yeah, that’s exactly what I mean with regarding to the delay in tendering process in China. With regarding to the clinical, as you know, we did very well previously with regarding to clinical instrument sales in China. But Q3 definitely is a quarter we got impacted over there.

Question – Matthew Sykes: Got it. And then just last question for me, just as you look at sort of the different instrument categories you have, I know you stopped reporting installed base in Q1. But just like give us any sense for whether it’s Aurora, Northern Lights, Cell Sorter, etcetera, where you’re seeing relative pockets of strengths or weaknesses and any differentiation in customers’ preference for price point or types of instruments in this sort of weaker macroenvironment.

Answer – Wenbin Jiang: Although we don’t really split the instrument types, but overall, if we look at the distribution across different platforms, we do see a slowdown in high-cost items versus lower-priced tools. So that’s just another indication of the macroenvironment high interest rate that is impacting how customer buying their tools.

Question – Matthew Sykes: Got it. Okay. Thank you.

Operator

One moment for your next question.

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The next question comes from the line of Andrew Cooper of Raymond James. Andrew, please go ahead.

Analyst: Andrew Cooper

Question – Andrew Cooper: Hey, thanks for the questions. Maybe first, you know, like you pointed out, calling for a bit of a step up here into the fourth quarter. We certainly have heard from some other tools players, kind of a cautious tone on whether there’s a budget flush. Just maybe your thoughts around, you know, how much budget frees up in 4Q like we typically would see versus maybe anything else going on there to lead to that step up?

Answer – Wenbin Jiang: Indeed. The typical is Q4 is the best quarter for Cytek. And if we look at past history, certainly related to the budget flush. We continue to foresee the same thing that will happen. But at what magnitude? This is something wait to see. But Q4 definitely is going to be the best quarter just for Cytek, that we still have that kind of confidence.

Question – Andrew Cooper: Okay. Thank you. And then maybe just in terms of some of the customer conversations, you know, I think it makes sense you’re seeing the elongated sales cycles. You’re seeing that pushed to maybe a little bit lower, a little bit lower cost instruments. Have you seen many of those conversations that maybe get held up and the end result is you are able to close the sale, but it’s the lower end as opposed to the high end instrument? Has that been something that’s occurred or anything that’s jumped out from those client conversations and client interaction that maybe mean we get a little bit more of that lower end versus a pure push out of those higher end purchases?

Answer – Wenbin Jiang: Yeah. Looking at the growth rate across low end and high end, as I just mentioned about what we have seen, right. And we do see a higher growth for our lower end lower end instruments, especially the Northern Lights versus the high end Aurora instrument.

Analyst: Andrew Cooper

Question – Andrew Cooper: Okay. And maybe I’ll just sneak in one more. Is there any additional color you can share on the reagent business and the kit business in terms of quantifying sort of the growth there and where that business sits today?

Answer – Patrik Jeanmonod: Yeah, I can take that. So the reagent segment is our second fastest growing segment. Still small. We’re talking about a mid to high single digit as a percent of total revenue, but the growth rate are compelling and we will continue to invest in that segment as we expect to continue to grow that segment substantially going into 2024. We like the recurring revenue coming out of it. Added to the service business, which makes us so unique to the extent that we can continue to build the growth revenue range for the coming years.

Answer – Wenbin Jiang: Yeah. And to put it in perspective, the reagent growth rate is more than double of our average growth rate for our overall revenue here.

Question – Andrew Cooper: Great. I’ll stop there. Thank you.

Operator

One moment for the next question. The next question comes from the line of Tejas Savant of Morgan Stanley. Tejas, please go ahead.

Question – Unidentified speaker: Good evening, guys. This is Edmond. Thank you for the time. I just kind of want to start out with your EU trends and what you saw in 3Q. I think it was a bit soft in 2Q for biopharma and you guys were calling for a stronger second half. Did that play out to expectations?

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Answer – Patrik Jeanmonod: Yeah. I mean, we continue to see softness in that biotech pharma segment, for sure. We obviously have high expectations for this segment. So overall, I think it’s a little lower than what we would expect. And that’s coupled with the academia that’s also not growing as much in the third quarter. Typically, we’d have expected that to happen.

Question – Unidentified speaker: Got it. And then, with the Guava manufacturing now transferred to Wuxi, I’m not sure if you guys talked about this, but how should we think about the gross margin impacts in 4Q and looking into 2024?

Answer – Patrik Jeanmonod: Yeah. That’s a good question. So we completed the transition in Q3. So for those who don’t know, the Guava platform was manufactured with the DiaSorin organization and we had to pay a premium for these instruments. So now these instruments now are fully being manufactured within the Cytek environment. And the expectation is that the gross profit margin for these instruments will go up gradually as we move forward. First of all, because we have a better manufacturing process for this instrument, but we are also looking at doing a cost down to improve the overall gross profit margin for those.

Question – Unidentified speaker: Got it. Super helpful. And then, I was wondering if you guys could elaborate a little bit more about your recent Cytek Reveal Roadshow. Just what kind of people are in the audience? What kind of feedback you got? And it sounds like you guys plan on doing more of these industry conferences and user meetings. How should we be thinking about the impact on OpEx heading into 2024?

Answer – Wenbin Jiang: Yeah, Cytek Reveal is for Cytek customers, existing and also the new customers, and so far, it is very well received, and we are continuing with this process, I think, Paul earlier mentioned and we welcome the investment community to join to be part of that and probably that’s a good place or a venue for you to see first-hand how Cytek users feel about the technology we have provided.

Question – Unidentified speaker: Got it. That sounds very interesting. Thank you for the time.

Operator

Thank you for your participation in today’s conference. This does conclude the program. You may now disconnect.

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